Exhibit (d)(2)

CNI CHARTER FUNDS

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT made and effective as of the 1 day of October, 2005, by and between CNI CHARTER FUNDS (formerly known as “Berkeley Funds”), a Delaware statutory trust (hereinafter called the “Trust”), on behalf of each series of the Trust listed in Appendix A hereto, as such Appendix may be amended from time to time (each series hereinafter referred to individually as a “Fund” and collectively as the “Funds”) and CCM Advisors, LLC (hereinafter called the “Adviser”), a limited liability company organized under laws of the State of Delaware.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is an investment adviser registered with the Securities and Exchange Commission.

WHEREAS, the Trust desires to retain the Adviser to render advice and services to the Funds pursuant to the terms and provisions of this Agreement, and the Adviser is interested in furnishing said advice and service;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.      Appointment of Adviser.  The Trust hereby employs the Adviser, and the Adviser hereby accepts such employment, to render investment advice and management services with respect to the assets of the Funds for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees.  Subject to prior approval of the Board of Trustees, the Adviser shall retain one or more investment management organizations (“Subadvisors”) to make specific investment decisions and to execute all portfolio transactions with respect to all or a portion of the assets of a particular Fund.  The Adviser may allocate portions of a Fund’s assets among such Subadvisor(s).  The Adviser shall monitor the performance of such Subadvisor(s), shall allocate and reallocate assets among Subadvisors of Funds with multiple Subadvisors, and shall recommend the employment or termination of a particular Subadvisor when deemed advisable.  The Adviser will compensate such Subadvisor(s) from its own resources, at no additional cost to the Trust.

2.      Duties of Adviser.  The Adviser shall act as investment manager to the Funds and shall supervise investments of the Funds on behalf of the Funds in accordance with the investment objectives, programs and restrictions of the Funds as provided in the Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of

Trust, By-Laws, Prospectus, and Statement of Additional Information, and such other limitations as the Trustees may impose from time to time in writing to the Adviser.  Without limiting the generality of the foregoing, the Adviser shall:  (i) retain, recommend employment and termination of, and monitor the performance of the Subadvisors pursuant to Section 1 of this Agreement, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (ii) furnish the Funds with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust’s Board of Trustees may reasonably request; (iii) provide persons satisfactory to the Trust’s Board of  Trustees to act as officers and employees of the Trust, but not including personnel to provide administrative services to the Funds; and (iv) render to the Trust’s Board of Trustees such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request.

3.  Best Efforts and Judgment.  The Adviser shall use its reasonably best judgment and efforts in rendering the advice and services to the Funds as contemplated by this Agreement.

4.  Independent Contractor.  The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the Funds.  It is expressly understood and agreed that the services to be rendered by the Adviser to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

5.  Adviser’s Personnel.  The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be reasonably necessary to the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser or the Trust’s Board of Trustees may desire and reasonably request.

6.  Reports by Funds to Adviser.  Each Fund will furnish to the Adviser detailed statements of its investments and assets as the Adviser may reasonably request, and information as to its investment objective or objectives and needs, and will make available to the Adviser such financial reports, proxy statements, legal and other information relating to its investments as may be in its possession or available to it, together with such other information as the Adviser may reasonably request.

7.  Expenses.

(a)  With respect to the operation of each Fund, the Adviser is responsible for (i) the compensation of any of the Trust’s Trustees, officers, and employees who are affiliates of the Adviser (but not the compensation of employees performing services in connection with expenses which are the Fund’s responsibility under Subparagraph 7(b) below) and (ii) providing office space and equipment reasonably necessary for the operation of the Funds.

(b)  Each Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 7(a) above, including but not limited to:  fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the case, securities and other property of the Trust for the benefit of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of each Fund’s shareholders and the Trust’s Board of Trustees that are properly payable by the Fund; salaries and expenses of officers and fees and expenses of members of the Trust’s Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser; insurance premiums on property or personnel of each Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, propectuses and statements of additional information of the fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Funds (including, without limitation, fund accounting and administration agents), if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)  To the extent the Adviser incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses.  To the extent the services for which a Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from such Fund to the extent of the Adviser’s actual costs for providing such services.

8.  Investment Advisory and Management Fee.

(a)  Each Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all investment management and advisory services furnished or provided to such Fund pursuant to this Agreement, a management fee as set forth in the Fee Schedule attached hereto as Appendix B, as may be amended in writing from time to time by the Trust and the Adviser.

(b)  The management fee shall be accrued daily by each Fund and paid to the Adviser monthly.

(c)  The initial fee under this Agreement shall be payable monthly following the effective date of this Agreement and shall be prorated as set forth below.  If this Agreement is terminated prior to the end of the month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d)  The Adviser voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of a Fund under this Agreement.  Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments.  Any such reduction will be agreed upon prior to accrual of the related expense or fee and will be estimated daily.  Any fee withheld shall be voluntarily reduced and any Fund expense paid by the Adviser voluntarily or pursuant to an agreed expense limitation shall be reimbursed by the appropriate Fund to the Adviser in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding, reduction, or payment to the extent permitted by applicable law and only if such reimbursements by a Fund (i) are requested by the Adviser, (ii) are approved by the Trust’s Board of Trustees, and (iii) can be achieved within a Fund’s then current expense limits, if any, for that succeeding first, second, or third fiscal year as the case may be; provided that such reimbursements shall only be paid after a Fund’s current expenses of the fiscal year have been paid and if such reimbursements do not require the Adviser to waive or reduce its fees hereunder or to pay current Fund expenses.

(e)  The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Fund.  Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

9.    Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records which it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust or its agents any of such records upon the Trust’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

10.  Fund Share Activities of Adviser’s Officers and Employees.  The Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Funds.  This prohibition shall not prevent the purchase of such shares by any of the officers or bona fide employees of the Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

11.  Conflicts with Trust’s Governing Documents and Applicable Laws.  Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and Funds.

12.  Adviser’s Liabilities.

(a)  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other asset or instrument by the Funds.

(b)  Each Fund shall severally indemnify and hold harmless the Adviser and the shareholders, members, officers and employees of the Adviser (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expense and reasonable legal fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement, provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of reckless disregard of its obligations and duties under this Agreement.

(c)  No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) or (i) of the 1940 Act.

13.  Non-Exclusivity.  The Trust’s employment of the Adviser is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein.  In the event this Agreement is terminated with respect to any Fund, this Agreement shall remain in full force and effect with respect to any and all other Funds listed on Appendix A hereto, as the same may be amended.

14.  Term.  This Agreement shall become effective as of the date set forth on the first page of this Agreement, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect as to each Fund after such initial two-year period for additional periods not exceeding one (1) year so long as such continuation is approved with respect to such Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of such Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

15.  Termination.  This Agreement may be terminated by the Trust on behalf of any one or more of the Funds, without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days’ prior written notice to the Adviser, and by the Adviser upon sixty (60) days’ prior written notice to a Fund.

16.  Termination by Assignment.  This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

17.  Transfer Assignment.  This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of each Fund.

18.  Confidentiality.  The Adviser agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

19.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

20.  Definitions.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

21.  Notice of Declaration of Trust.  The Adviser agrees that the Trust’s obligations under this Agreement shall be limited to the Funds and to their respective assets, and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any Trustee, officer, employee or agent of the Trust or the Funds.

22.  Names.  The Trust and the Adviser acknowledge and agree that (i) the name “CNI Charter Funds” is the property of City National Bank and (ii) the name “AHA” is the property of the American Hospital Association.

23.  Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

24.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

CNI CHARTER FUNDS	CCM ADVISORS, LLC

By: /s/ Phil Masterson	By: /s/ Timothy G. Solberg

Name: Phil Masterson	Name: Timothy G. Solberg

Title: Asst. Sec.	Title: Managing Director
Chief Investment Officer

CNI CHARTER FUNDS

APPENDIX A

to the Investment Management Agreement

The provisions of the Investment Management Agreement between the Trust and the Adviser apply to the following series of the Trust:

Limited Maturity Fixed Income Fund

Full Maturity Fixed Income Fund

Diversified Equity Fund

Socially Responsible Equity Fund

Dated as of: January 1, 2011

CNI CHARTER FUNDS

APPENDIX B

to the Investment Management Agreement

Each Fund shall pay to the Adviser, as full compensation for all investment management and advisory services furnished or provided to such Fund pursuant to the Investment Management Agreement, a management fee based upon each Fund’s average daily net assets at the following per annum rates:

Limited Maturity Fixed Income Fund – 50 basis points

Full Maturity Fixed Income Fund – 50 basis points

Diversified Equity Fund – 75 basis points

Socially Responsible Equity Fund – 75 basis points

Dated as of:  January 1, 2011

CONSENT TO ASSIGNMENT AND ASSUMPTION

1.
CCM Advisors LLC ("Assignor") hereby notifies CNI Charter Funds (the "Trust") that Assignor and its affiliates intend to enter into a number of simultaneous transactions, as set forth on Exhibit A hereto, which will result in the assignment of all of Assignor’s rights and the delegation of all of its obligations under the Investment Advisory Agreement between the Trust and the Assignor, dated October 1, 2005, and under the Investment Manager Agreements between Assignor and various sub-advisers listed in Exhibit B hereto, to City National Asset Management, Inc. ("Assignee"), no later than January 1, 2011, in connection with the transition of Assignor's fund advisory business to Assignee.  Each of the Investment Advisory Agreement and each Investment Manager Agreement is referred to herein as an “Advisory Agreement.”

2.
The Trust releases Assignor from its rights and obligations under each Advisory Agreement on or after the date the Acknowledgement Agreement referred to in paragraph 4 hereof is executed, including without limitation any liability or responsibility for (i) breach of the Advisory Agreement by Assignor, or (ii) demands and claims made against the Trust or damages, losses or expenses incurred by the Trust.

3.	This consent is not a waiver or estoppel with respect to any rights the Trust may have against Assignee by reason of the past performance or failure to perform by Assignor.

4.
This consent is conditioned upon the execution of an Acknowledgement of Assignment and Assumption (the “Acknowledgement Agreement”) between the Trust and Assignee that requires Assignee to acknowledge (i)  Assignee’s assumption of all future rights and obligations of Assignor under each Advisory Agreement as if Assignee were a party to such Advisory Agreement in the place and stead of Assignor, and (ii) Assignee’s liability to the Trust for any default or breach of each Advisory Agreement by Assignor occurring prior to the date of execution of the Acknowledgement Agreement.

5.	Except as provided herein, neither this Consent nor the Acknowledgement Agreement shall alter or modify the terms or conditions of any Advisory Agreement.

CNI Charter Funds	CCM Advisors LLC

By: /s/ Richard S. Gershen	By: /s/ Timothy G. Solberg

Title: President	Title: Managing Director and CIO

Date: 12/21/2010	Date: 12/21/2010

EXHIBIT A
SIMULTANEOUS TRANSACTIONS EFFECTING TRANSITION OF ASSIGNOR’S BUSINESS

•	Assignment of all assets of Assignor (the “Assets”) to, and assumption of all liabilities of Assignor (the “Liabilities”) by, Convergent Capital Management (“CCM”);

•	Assignment of all such Assets of CCM to, and assumption of all such Liabilities of CCM by, City National Corporation (“CNC”);

•	Assignment of all such Assets of CNC to, and assumption of all such Liabilities of CNC by, City National Bank (“CNB”); and

•	Assignment of all such Assets of CNB to, and assumption of all such Liabilities of CNB by, Assignee.

EXHIBIT B
SUB-ADVISORY AGREEMENTS OF ASSIGNOR

•	Investment Manager Agreement on behalf of the Diversified Equity Fund between CCM Advisors, LLC and AMBS Investment Counsel LLC, dated October 1, 2006
•	Investment Manager Agreement on behalf of the Diversified Equity Fund between CCM Advisors, LLC and SKBA Capital Management LLC, dated October 1, 2006
•	Investment Manager Agreement on behalf of the Diversified Equity Fund between CCM Advisors, LLC and Turner Investment Partners, Inc., dated February 28, 2008
•	Investment Manager Agreement on behalf of the Socially Responsible Equity Fund between CCM Advisors, LLC and SKBA Capital Management LLC, dated October 1, 2005
•	Investment Manager Agreement on behalf of the Full Maturity Fund between CCM Advisors, LLC and Boyd Watterson Asset Management, Inc., dated December 31, 2008
•	Investment Manager Agreement on behalf of the Full Maturity Fund between CCM Advisors, LLC and Robert W. Baird & Co, Inc., dated October 1, 2005
•	Investment Manager Agreement on behalf of the Limited Maturity Fund between CCM Advisors, LLC and City National Asset Management, Inc., dated October 1, 2005

ACKNOWLEDGEMENT OF ASSIGNMENT AND ASSUMPTION

THIS ACKNOWLEDGEMENT OF ASSIGNMENT AND ASSUMPTION ("Agreement"), dated as of January 1, 2011, is made by and between CNI Charter Funds (the “Trust") and City National Asset Management, Inc. ("Assignee") with reference to the following Recitals.

a.
CCM Advisors, LLC (“Assignor”) serves as the investment adviser to certain series of the Trust pursuant to an Investment Advisory Agreement with the Trust, and various sub-advisers serve as sub-advisers to the Trust pursuant to Investment Manager Agreements with Assignor, as listed on Exhibit A hereto (each of such agreements hereinafter referred to as an "Advisory Agreement");

b.
Assignor and its affiliates have entered into a number of simultaneous transactions (the “Transactions”) which have resulted in the assignment of all of its rights under each Advisory Agreement to, and the assumption of all its obligations under each Advisory Agreement by, Assignee as of the date first set forth above; and

c.	The Trust has consented to such Transactions, effective upon execution of this Agreement to acknowledge the ultimate results of such Transactions.

NOW THEREFORE, in consideration of the terms and conditions of the Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.  Assignee hereby acknowledges that as a result of such Transactions all of Assignor's right, title and interest in and to each Advisory Agreement have been granted, sold, conveyed, transferred and delivered to Assignee.

2.  Assignee hereby acknowledges that as a result of such Transactions it has assumed and agreed to perform and to pay or discharge all future obligations and liabilities of Assignor described in each Advisory Agreement as if Assignee were a party to such Advisory Agreement in the place and stead of Assignor, and that Assignee has agreed to be liable to the Trust for any default or breach of any Advisory Agreement by Assignor which occurred prior to the date of execution of this Agreement.

3.  The parties acknowledge that except as referred to herein each provision of each Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed as of the date first set forth above.

City National Asset Management, Inc.	CNI Charter Funds

By: /s/ Richard S. Gershen	By: /s/ Valerie Y. Lewis
Title: President	Title: Vice President

EXHIBIT A
ADVISORY AGREEMENTS

1.  Investment Advisory Agreement between the Trust and the Assignor, dated October 1, 2005.

•	Investment Manager Agreement on behalf of the Diversified Equity Fund between CCM Advisors, LLC and AMBS Investment Counsel LLC, dated October 1, 2006
•	Investment Manager Agreement on behalf of the Diversified Equity Fund between CCM Advisors, LLC and SKBA Capital Management LLC, dated October 1, 2006
•	Investment Manager Agreement on behalf of the Diversified Equity Fund between CCM Advisors, LLC and Turner Investment Partners, Inc., dated February 28, 2008
•	Investment Manager Agreement on behalf of the Socially Responsible Equity Fund between CCM Advisors, LLC and SKBA Capital Management LLC, dated October 1, 2005
•	Investment Manager Agreement on behalf of the Full Maturity Fund between CCM Advisors, LLC and Boyd Watterson Asset Management, Inc., dated December 31, 2008
•	Investment Manager Agreement on behalf of the Full Maturity Fund between CCM Advisors, LLC and Robert W. Baird & Co, Inc., dated October 1, 2005
•	Investment Manager Agreement on behalf of the Limited Maturity Fund between CCM Advisors, LLC and City National Asset Management, Inc., dated October 1, 2005